Exhibit 99.1

Contact:	Dennis Sabourin Investor Relations Manager (732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN’S FIRST QUARTER 2003 RESULTS EXCEED PRIOR YEAR

April 24, 2003, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today reported normalized earnings from continuing operations for the quarter ended March 31, 2003 of $6.5 million, or $0.20 cents per diluted share. Normalized earnings from continuing operations exclude restructuring charges of $0.8 million, or $0.02 per diluted share, since the Company only incurs restructuring charges when it believes it can improve its future operating income by incurring current costs that improve its business operations. Earnings from continuing operations, which are net of the restructuring charges, were $5.7 million, or $0.18 per diluted share, for the first quarter 2003 compared with $5.6 million, or $0.18 per diluted share, for the same period in 2002. In the first quarter 2003, net earnings were $5.8 million, or $0.18 per diluted share. In the comparable period in 2002, there was a net loss of $211.6 million, or $6.61 per diluted share.

The following table summarizes the results for the first quarter 2003 and 2002.

THREE-MONTH SALES AND EARNINGS

($ Millions except per share data)	1Q03	1Q02

Sales	$286.7	$240.0

NORMALIZED EARNINGS FROM CONTINUING OPERATIONS**

Total	$6.5	$5.6
Per diluted share	$0.20	$0.18

RESTRUCTURING CHARGES**

Total	$(0.8)	—
Per diluted share	$(0.02)	—

EARNINGS FROM CONTINUING OPERATIONS**

Total	$5.7	$5.6
Per diluted share	$0.18	$0.18

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS**

Total	$0.1	$(20.1	)*
Per diluted share	$0.00	$(0.63)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE**

Total	—	$(197.1)
Per diluted share	—	$(6.16)

NET EARNINGS (LOSS)**

Total	$5.8	$(211.6)
Per diluted share	$0.18	$(6.61)

*	Includes an impairment charge of $19.0 million (net of appropriate taxes) to reduce certain long-lived assets to fair value less estimated cost of disposal.

**	Net of tax

In 2003, the Company is restructuring its operations to reduce costs. In the first quarter, the Company reduced headcount by over 100 individuals and incurred a restructuring charge of $0.8 million. We expect to incur additional restructuring charges during the remainder of 2003. In the first quarter of 2002, Wellman discontinued two businesses and these earnings (losses) are reflected as discontinued operations. The cumulative effect of an accounting change in 2002 was the result of adopting the new rules on accounting for goodwill and other intangibles.

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Chairman and CEO Thomas M. Duff stated, “We experienced a significant run-up in raw material and energy costs in the first quarter 2003 and expect significant fluctuations in these costs for the remainder of the year. Our first quarter results were driven by the strong volume growth in our domestic PET resins business, which increased 22% over the same period in 2002, due to high industry capacity utilization and continued growth in demand. Overall, we expect our profitability from continuing operations for full year of 2003 to exceed 2002.”

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins, and Fortrel® brand polyester fibers. The world’s largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2002.

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Wellman, Inc
Condensed Consolidated Statement of Operations
(In Millions, except per share data)

	(Unaudited)
	Quarter Ended
	March 31

	2003	2002

Net Sales	$286.7	$240.0
Cost of Sales	256.5	213.5

Gross Profit	30.2	26.5
Selling, General and Administrative Expenses	18.5	16.2
Restructuring Charge	1.2	—

Operating Income	10.5	10.3
Interest Expense, Net	2.0	2.8

Earnings From Continuing Operations Before Income Taxes	8.5	7.5
Income Taxes	2.8	1.9

Earnings From Continuing Operations	5.7	5.6
Earnings (Loss) From Discontinued Operations	0.2	(31.0)
Income Taxes (Benefit) From Discontinued Operations	0.1	(10.9)

Earnings (Loss) Before Cumulative Effect of Accounting Change	5.8	(14.5)
Cumulative Effect of Accounting Change, Net of Tax	—	(197.1)

Net Earnings (Loss)	$5.8	($211.6)

Basic Net Earnings (Loss) Per Common Share:
Continuing Operations	$0.18	$0.18
Discontinued Operations	0.00	(0.64)
Cumulative Effect of Accounting Change	—	($6.24)

Net Earnings (Loss)	$0.18	($6.70)

Diluted Net Earnings (Loss) Per Common Share:
Continuing Operations	$0.18	$0.18
Discontinued Operations	0.00	(0.63)
Cumulative Effect of Accounting Change	—	($6.16)

Net Earnings (Loss)	$0.18	($6.61)

Average Common Shares — (Basic)	31.6	31.6
Average Common Shares — (Diluted)	31.9	32.0

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

			1Q/1Q		1Q/4Q
SALES BY GROUP	1Q03	1Q02	% Chg.	4Q02	% Chg.

Million $
Fibers & Recycled Products Group	$120.2	$117.1	3%	$118.2	2%
Packaging Products Group	$166.5	$122.9	35%	$130.5	28%

Total Sales	$286.7	$240.0	19%	$248.7	15%

BALANCE SHEET DATA	3/31/2003

Million $
Cash	$4.0
Inventories	$117.4
Total Debt	$255.5
Stockholders’ Equity	$434.4
Total Debt-to-Capital	37.0%

CASH FLOW DATA

Million $	1Q03
Depreciat	$11.5
Amortizat	$0.2
Total D&A	$11.7
Cap. Exps	$3.6

*Preliminary